Exhibit 99.1
Subject: update
yahoos
we want to update you on some news we announced this morning. yahoo!’s board has decided to extend the deadline for nominating directors to our board from march 14th to 10 days following our announcement of a date for our annual stockholders meeting. we have not yet announced the date of this year’s meeting.
why did we do this?
in light of the current circumstances, this change removes an imminent deadline. microsoft, of course, could still choose to name directors, but our objective here is to enable our board to continue to explore all of its strategic alternatives for maximizing value for stockholders without the distraction of a proxy contest. it will also make it easier for you to continue to focus intently on delivering on our business strategies and creating value.
since we last updated you, our board and management team are aligned in ongoing efforts to explore a number of alternatives to create stockholder value. we believe we are making progress clarifying the many options available to us. and, of course, throughout this process, management and the board are both speaking with—and listening carefully to—our stockholders. this ongoing dialogue has provided us with helpful feedback.
let’s all be clear about one thing: we have a great company, a company with a truly unique set of assets — including our global brand, large worldwide audience, significant recent investments in advertising platforms, future growth prospects and the excellent momentum we have created behind our core business strategy. so it should come as no surprise that this situation is receiving such a high level of attention — from national media to blogs.
we ask you to continue to put aside all the rumor and speculation you may be hearing. none of us should allow external reports to shift our focus away from doing what we do best — transforming the experiences of our users, advertisers, publishers and developers, all while enhancing our leadership position in the online marketplace.
we want to thank all of you again for your continued hard work and dedication to yahoo!. we’ll continue to update you as new information becomes available.
jerry and roy